                                                                    EXHIBIT 10.1

                     REAL ESTATE PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                           DAYTON SUPERIOR CORPORATION
                                   (AS SELLER)

                                       AND

                           STAG CAPITAL PARTNERS, LLC
                                 (AS PURCHASER)

                          CONCERNING CERTAIN PROPERTIES

                                   LOCATED AT

                          1900 WILSON, PARSONS, KANSAS,
                      721 RICHARD STREET, MIAMISBURG, OHIO,
                   636 SOUTH 66TH TERRACE, KANSAS CITY, KANSAS
                                       AND
                       625 CRANE STREET, AURORA, ILLINOIS

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                                TABLE OF CONTENTS

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                             Schedules and Exhibits

Schedule 1.1 - Defined Terms
Schedule 3.1 - Deposit Escrow Provisions
Schedule 5.1 - Seller Deliveries
Schedule 6.2 - Lease Terms
Exhibit A-1  - Parsons Land
Exhibit A-2    Ohio Land
Exhibit A-3    Kansas City Land
Exhibit A-4    Illinois Land
Exhibit B    - Form of Tenant Estoppel
Exhibit C    - [Reserved]
Exhibit D    - Exceptions to Seller Representations
Exhibit E-1  - Form of Kansas Deed
Exhibit E-2    Form of Ohio Deed
Exhibit E-3    Form of Illinois Deed
Exhibit F    - Form of Bill of Sale and General Agreement
Exhibit G    - Form of Assignment and Assumption
Exhibit H    - Form of Updated Representation Certificate
Exhibit I    - List of Contracts
Exhibit J    - (Intentionally Omitted)
Exhibit K    - List of Warranties


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                     REAL ESTATE PURCHASE AND SALE AGREEMENT

     THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of the Effective Date (defined below) by and between Dayton Superior Corporation, an Ohio corporation (the "Seller"), and STAG Capital Partners, LLC, a Massachusetts limited liability company (the "Purchaser"), and is joined in by the Title Company (defined below) in accordance with Schedule 3.1.

     In consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     SECTION 1.1 DEFINITIONS. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meaning set forth in Schedule 1.1.

                                    ARTICLE 2

                     AGREEMENT; PURCHASE PRICE; CLOSING DATE

     SECTION 2.1. AGREEMENT TO SELL AND PURCHASE. Subject to the terms and provisions hereof, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller. The Property is located at 1900 Wilson, Parsons, Kansas, 721 Richard Street, Miamisburg, Ohio, 636 South 66th Terrace, Kansas City, Kansas, 625 Crane Street, Aurora, Illinois.

     SECTION 2.2. PURCHASE PRICE. The Purchase Price for the Property shall be Twelve Million Dollars ($12,000,000). Subject to the adjustments and apportionments as hereinafter set forth, the Purchase Price shall be paid on the Closing Date by wire transfer of immediately available federal funds.

     SECTION 2.3. CLOSING DATE. The transaction contemplated hereby shall close on September 20, 2005 (the "Closing Date"), subject to extension as provided herein.

                                    ARTICLE 3

                                     DEPOSIT

     SECTION 3.1. DEPOSIT. No later than the third Business Day following the Effective Date, Purchaser shall deposit Seventy-Five Thousand Dollars ($75,000) with the Title Company. No later than the third Business Day immediately following the end of the Study Period, unless this Agreement terminates in accordance with Section 5.2 below, Purchaser shall deposit an additional Seventy-Five Thousand Dollars ($75,000) with the Title Company. All deposits made pursuant to this Section 3.1, together with all interest and earnings thereon, are referred to collectively in this Agreement as the "Deposit." The Deposit shall be held in a segregated account in accordance with the provisions of Schedule 3.1 hereto. The Deposit shall be applied to the Purchase Price if the Closing occurs. If the Closing does not occur or if this Agreement otherwise terminates, the Deposit shall be disbursed as provided herein. Notwithstanding anything in this Agreement to the contrary, One Hundred and No/100 Dollars ($100.00) of the Deposit is delivered to the Title Company as "Independent Contract Consideration", and the Deposit is reduced by the amount of the Independent Contract


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Consideration so delivered to Seller, which amount has been bargained for and agreed to as consideration for Seller's execution and delivery of this Agreement.

                                    ARTICLE 4

                                TITLE AND SURVEY

     SECTION 4.1. TITLE AND SURVEY. Promptly upon execution of this Agreement,
(a) Seller shall provide Purchaser with a copy of the most recent owner's and lender's title insurance policies issued in connection with the Real Property, legible copies of all documents listed as exception documents in such title insurance policies and all existing surveys of the Real Property, to the extent that the same are in Seller's possession or control; and (b) Purchaser shall order title commitments or pro forma title policies (collectively, the "Title Commitment") and ALTA surveys of the Real Property (collectively, the "Survey"). Purchaser shall have until the Study Period Notice Deadline to give Seller a written notice that sets forth any objections that Purchaser has to title or survey matters affecting the Property and disclosed on the Title Commitment or the Survey (the "Purchaser Title Objections"). Seller shall use reasonable efforts to cure the Purchaser Title Objections before the Closing Date. If, despite such reasonable efforts, Seller is unable to cure the Purchaser Title Objections by the Closing Date, Purchaser shall have the option (in its sole discretion) of either (y) accepting the title as it then is or (z) terminating this Agreement, in which event the Deposit shall immediately be returned to Purchaser, this Agreement shall terminate and Purchaser and Seller shall have no further obligations or liabilities hereunder other than Purchaser's obligations under Section 5.1(b)(iv) and Section 5.3. Notwithstanding anything in this Agreement to the contrary, all Voluntary Liens will be satisfied by Seller on or prior to the Closing Date or, if not so satisfied, shall be satisfied at Closing out of the proceeds otherwise payable to Seller, and Purchaser shall have no obligation to give Seller any notice of objection with respect to any Voluntary Liens.

                                    ARTICLE 5

                              INSPECTION AND AUDIT

     SECTION 5.1. DUE DILIGENCE MATERIALS; ACCESS.

     (a) Within three (3) Business Days from the Effective Date, Seller shall provide to Purchaser complete copies of the documents and materials listed on
Schedule 5.1.

     (b) During the term of this Agreement, Purchaser, personally or through its authorized agents or representatives, upon reasonable advance notice to Seller, to enter upon the Property during normal business hours, and shall have the right to make such investigations, including appraisals, engineering studies, soil tests, environmental studies, inquiry of governmental officials, and underwriting analyses, as Purchaser deems necessary or advisable, subject to the following limitations: (i) Purchaser shall give Seller written or telephonic notice at least one (1) Business Day before conducting any inspections on the Property, and a representative of Seller shall have the right to be present when Purchaser or its representatives conducts its or their investigations on the Property; (ii) neither Purchaser nor its representatives shall materially interfere with the use, occupancy or enjoyment of the Property by the Tenant;
(iii) neither Purchaser nor its agents shall damage the Property or any portion thereof, except for any immaterial damage caused by environmental or geotechnical tests, all of which shall promptly be repaired by Purchaser; and
(iv) Purchaser shall indemnify, hold harmless and defend the Seller against all costs (including reasonable attorneys' fees) and damage to the Property caused by the activities of Purchaser or its agents under this paragraph, provided; however, that such indemnity shall not include any


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costs or damages caused by (x) the acts of the Seller or its agents or representatives, (y) any claims of diminution in the value of the Property as a consequence of the results revealed by such tests and inspections or (z) any pre-existing condition of the Property. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement for a period of three
(3) months.

     SECTION 5.2. STUDY PERIOD. Purchaser shall have the period ending at 6:00 p.m. (local time in Boston, Massachusetts) on August 31, 2005, (the "Study Period"), to physically inspect the Property, review economic data and market conditions, underwrite the Tenant and review the Lease, conduct appraisals, make inquiry of governmental officials, perform examinations of the physical condition of the Improvements, examine the Real Property for the presence of Hazardous Materials, and to otherwise conduct such due diligence and underwriting as Purchaser, in its sole and absolute discretion, deems appropriate. This Agreement shall terminate unless, before 6:00 p.m. on the first business day following the end of the Study Period (the "Study Period Notice Deadline"), Purchaser gives Seller written notice (the "Study Period Notice") that Purchaser, in its absolute and unreviewable discretion, elects to proceed with the purchase of the Property subject to and in accordance with the terms of this Agreement. In addition, at any time before the Study Period Notice Deadline, Purchaser may, in its absolute and unreviewable discretion, terminate this Agreement by giving written notice thereof to Seller (the "Termination Notice"). In the event that either: (a) Purchaser gives a Termination Notice before the Study Period Notice Deadline, or (b) Purchaser does not give a Termination Notice but fails to give the Study Period Notice before the Study Period Notice Deadline, this Agreement shall automatically terminate, the Deposit promptly shall be returned to Purchaser, and Seller and Purchaser shall have no further obligations or liabilities to each other hereunder other than Purchaser's obligations under Section 5.1(b)(iv) and Section 5.3.

     SECTION 5.3. CONFIDENTIALITY. Purchaser shall use the Confidential Information only for purposes of evaluating the Property in connection with its potential purchase thereof in accordance with the terms of this Agreement (and, if the Closing occurs, in connection with its ownership of the Property). Notwithstanding the foregoing, Purchaser may disclose the Confidential
Information: (a) to its owners, legal counsel, accountants, lenders, potential investors, regulatory authorities and other third parties having a reason to review the Confidential Information in connection with Purchaser's purchase of the Property, (b) in connection with any legal proceeding brought by Purchaser to enforce its rights under this Agreement; and (c) to the extent that such disclosure is required by law or court order or by discovery rules in any legal proceeding, provided that Purchaser first shall provide written notice thereof to Seller. If this Agreement is terminated before the Closing, Purchaser promptly shall return the Confidential Information to Seller and shall not retain copies thereof. Except as otherwise provide in Subsection (b) of this
Section 5.3, Neither Seller nor Purchaser shall disclose this Agreement or make any public announcements concerning the sale of the Property pursuant to this Agreement without first obtaining the prior written consent of the other. In addition, and notwithstanding the foregoing restrictions, Seller and Purchaser authorize each other and their respective representatives to disclose to any persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind, including tax analyses or opinions, relating to such tax treatment and tax structure. The provisions of this paragraph shall survive the Closing or termination of this Agreement.

     SECTION 5.4. TERMINATION OF CONTRACTS. Prior to the Study Period Notice Deadline, Purchaser shall notify Seller of which Contracts, if any, Purchaser wishes to have assigned to it at the Closing (any such contracts, the "Continuing Contracts"). Any Contract as to which Purchaser does not send such notice shall be terminated by Seller on or prior to the Closing Date at no cost to Purchaser. Notwithstanding the foregoing, in all events, all management and leasing agreements shall be terminated on or before the Closing at no cost or liability to Purchaser.


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     SECTION 5.5. COOPERATION. During the term of this Agreement, the Seller shall direct its property manager, agents and employees to cooperate with the reasonable requests of the Purchaser to obtain information concerning the Property, including information supplementary to the information described in
Schedule 5.1.

     SECTION 5.6. NO ASSUMPTION OF EMPLOYEE CLAIMS. Purchaser and Seller agree that Purchaser has not assumed and shall not assume any obligations to (or regarding the employment of), any individuals previously or currently employed by Seller in the management, ownership or operation of the Property. Purchaser shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, to former or current employees of Seller (i) which arise or accrue prior to the Closing including, without limitation, any liabilities or obligations of Seller in connection with any employee benefit plans or collective bargaining agreements, employment agreements or other similar arrangement, any liabilities or obligations with respect to employment arising under any federal, state or municipal statute or common law, or any liabilities or obligations in respect of retiree health benefits, and (ii) with respect to severance payments or other termination payments owing by Seller to any of Seller's former or current employees (collectively, "Employee Claims"). No portion of any liability respecting the Employee Claims listed in clause (ii) immediately above shall be passed through or charged to the Tenant by Seller. The provisions of this paragraph shall survive the Closing.

                                    ARTICLE 6

              CONDITIONS PRECEDENT, CASUALTY DAMAGE OR CONDEMNATION

     SECTION 6.1. CONDITIONS PRECEDENT FAVORING PURCHASER. In addition to any other conditions precedent in favor of Purchaser set forth elsewhere in this Agreement, Purchaser's obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 6.1 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller.

          (a) Seller shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing;

          (b) On the Closing Date, the Seller Representations shall be true, complete and accurate;

          (c) Purchaser shall have received four (4) separate estoppel certificates from Tenant dated as of the Closing Date reflecting the terms of each of the Leases and otherwise substantially in the form attached hereto as Exhibit B;

          (d) Purchaser shall have received four (4) separate subordination, non-disturbance and attornment agreements (collectively, "SNDA"), subordinating each of the Leases to the loan of Purchaser's mortgage lender, in a form that is recordable in the land records of, respectively, the Parsons Land, the Ohio Land, the Kansas City Land and the Illinois Land and is reasonably acceptable to the Purchaser and such lender;

          (e) On the Closing Date, title to the Property shall be conveyed to Purchaser subject only to the Permitted Exceptions and the Title Company shall issue to Purchaser extended coverage owner's title insurance policies for each of the Properties (on the current ALTA Form B) in the amount of the Purchase Price (which shall be allocated between the Parsons Property, the Ohio Property, the Kansas City Property and the Illinois Property pursuant to Section 8.6), together with the Required Endorsements,


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insuring good and indefeasible fee simple title to the Real Property in
Purchaser, subject only to the Permitted Exceptions and the standard printed exceptions, except that: (i) the exceptions for mechanic's liens, unrecorded easements and sovereign lands shall be deleted; (ii) the survey exception shall be limited to Permitted Exceptions; (iii) the exception relating to ad valorem taxes shall relate only to taxes owing for the year of closing and subsequent years; (iv) the parties-in-possession exception shall be deleted except as to the Tenant, as tenant only, as provided for in the Lease; and (v) the exclusion relating to creditor's rights shall be deleted;

          (f) On the Closing Date, (i) the Property shall be in the same condition that it is in now, reasonable wear and tear excepted, and free from tenants and occupants, except for the Tenant pursuant to the Lease; (ii) there shall be no judicial or administrative or condemnation proceeding pending or threatened concerning the Property that was not disclosed in writing to Purchaser before the commencement of the Restricted Period; (iii) the Property and the use and operation thereof shall comply in all material respects with all Legal Requirements; (iv) each of the Leases shall be in full force and effect and free from default; (v) there shall be no bankruptcy proceeding pending or threatened in writing with respect to the Tenant; and (vi) the Property shall be free and clear of: (y) any management or leasing agreements and any other Contracts other than any Continuing Contracts; and (z) any collective bargaining or employment agreements (but only to the extent that any of the same would impose any obligation or liability on Purchaser);

          (g) On the Closing Date, there shall be no Hazardous Materials at the Property that have not been fully remediated in accordance with all applicable laws, and Purchaser shall have received a third party environmental report satisfactory to Purchaser confirming the same (except for those Hazardous Materials received, stored, used produced and/or disposed of by Seller in accordance with applicable law in connection with Seller's manufacturing processes conducted on the Property);

          (h) Purchaser shall have received an estoppel certificate dated no earlier than thirty (30) days prior to the Closing Date, in form and substance reasonably acceptable to Purchaser, from all parties to any Reciprocal Easement Agreements (the "REA Estoppels"); and

          (i) Seller shall provide to Purchaser a final, non-appealable certificate of occupancy for all of the Improvements and any certificates or approvals necessary to permit the use of any parking facilities at the Property (collectively, the "Certificate of Occupancy").

     SECTION 6.2. CONDITIONS PRECEDENT FAVORING SELLER. In addition to any other condition precedent in favor of Seller set forth elsewhere in this Agreement, Seller's obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 6.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Purchaser.

          (a) Purchaser shall have performed and complied in all material respects with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing; and

          (b) On the Closing Date, the representations of Purchaser set forth in
Section 7.2 shall be true, accurate and complete.

     SECTION 6.2A. CONDITION PRECEDENT FAVORING SELLER AND PURCHASER. Notwithstanding anything herein to the contrary, this Agreement and both Seller's and Purchaser's obligations hereunder are expressly subject to Purchaser and Tenant reaching written agreement, on or before one (1) Business Day before the Study Period Notice Deadline, upon a form of lease with the business terms set forth in


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Schedule 6.2 for each of the Parsons Property, the Ohio Property, the Kansas
City Property and the Illinois Property and otherwise in form and substance mutually agreeable to Purchaser and Seller in each of their sole discretion (such lease for the Parsons Property, the "Parsons Lease", for the Ohio Property, the "Ohio Lease", for the Kansas City Property, the "Kansas City Lease", for the Illinois Property, the "Illinois Lease" and collectively, the "Leases"), which written agreement will be evidenced by an amendment to this Agreement attached to which is the agreed upon form of Lease.

     Without limitation of the foregoing, the Kansas City Lease shall include language reflecting the following. During the first twenty four (24) months of the term of the Kansas City Lease, Tenant shall be entitled to expand the Kansas City Improvements pursuant to the terms and provisions of the Kansas City Lease. Upon Tenant's obtaining a certificate of occupancy for such expansion premises, such expansion premises shall be added to the premises under the Kansas City Lease (and the rent thereunder shall be increased at the annual base rental rate of $4.00 per square foot of such expansion premises) and shall be purchased by Purchaser at the cost of a single reimbursement payment to Tenant for Tenant's reasonable out-of-pocket third party costs expended in connection with such expansion (and Tenant shall provide Purchaser with invoices and other reasonable backup materials in connection with such reimbursement); provided, however, that the total amount of such reimbursement shall not exceed $40.00 per square foot of such expansion premises.

     SECTION 6.3. RISK OF LOSS. Unless and until the Closing is completed, the risk of loss to the Property from casualty or condemnation shall be borne by Seller. If all or a portion of the Property is damaged or destroyed by fire or other casualty prior to Closing such that: (1) Purchaser's reasonable estimate of the cost to repair the same exceeds $100,000; (2) the Tenant has the right to terminate the applicable Lease or abate or offset rent under the applicable Lease on account of such casualty; or (3) access to or egress from the Property is materially impaired (any such fire or other casualty, a "Material Casualty"), Purchaser may, at Purchaser's sole option, elect to either:

     (a) terminate this Agreement and receive back the Deposit ; or

     (b) purchase the Property subject to and in accordance with the terms of this Agreement.

     In the event of a fire or other casualty that is not a Material Casualty, and in connection with any Material Casualty as to which Purchaser elects to proceed pursuant to Section 6.3(b), (A) Purchaser shall purchase the Property in accordance with the terms hereof without reduction in the Purchase Price (except for any applicable deductible that will reduce the insurance proceeds assigned to Purchaser at Closing) and (B) Seller shall assign to Purchaser at Closing all insurance proceeds paid or payable on account of such damage (and the amount of any deductible shall be credited against the Purchase Price). Purchaser shall be deemed to have elected to terminate this Agreement under Section 6.3(a) unless, within fifteen (15) Business Days from reasonably detailed written notice to Purchaser of such casualty, Purchaser provides Seller with written notice that Purchaser elects to proceed pursuant to Section 6.3(b). If the Closing Date would otherwise occur sooner, it shall automatically be extended to the date that is twenty (20) Business Days after written notice to Purchaser of the casualty. If any insurance proceeds paid or payable on account of a fire or other casualty are to be assigned to Purchaser in accordance with the provisions of this Agreement, Seller shall cooperate as reasonably requested by Purchaser to effectuate such assignment (including, if necessary, prosecuting claims in Purchaser's name or for Purchaser's benefit), and Seller's obligation to so cooperate shall survive the Closing. Notwithstanding anything to the contrary in this Section 6.3, if Seller fails to maintain full replacement cost insurance as required herein, and if there is a fire or other casualty that is not a Material Casualty, or if there is a Material Casualty as to which Purchaser elects to proceed under Section 6.3(b), Purchaser shall have the right, in lieu of an assignment of insurance proceeds, to receive a credit against the Purchase Price in an amount equal to the cost to repair the damage caused by such fire or other casualty as estimated by a third party


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consultant selected by Purchaser and the amount of any lost rents that would have been covered by insurance if Purchaser had maintained the insurance required above.

     SECTION 6.4. CONDEMNATION. If, at any time before completion of the Closing, a taking or condemnation (or proceeding in lieu thereof) is commenced or threatened in writing: (i) of all or substantially all of the Property; or
(ii) of less than all or substantially all of the Property that: (1) results in the Tenant having the right to terminate the applicable Lease or abate or offset rent under the applicable Lease; (2) causes the Property to fail to comply with Legal Requirements or any applicable Reciprocal Easement Agreements; (3) materially impairs access to or egress from the Property; (4) causes the loss of any parking that benefits the Property; or (5) otherwise, in Purchaser's reasonable business judgment, results in a loss of value in excess of $100,000 (any of the foregoing, a "Material Taking"), Purchaser may, at Purchaser's sole option, elect either to:

          (a) terminate this Agreement and receive back the Deposit; or

          (b) purchase the Property subject to and in accordance with this Agreement.

     In the event of condemnation or taking that does not constitute a Material Taking, or if there is a Material Taking but Purchaser elects to proceed under
Section 6.4(b), (1) Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price), (2) Seller shall assign to Purchaser at Closing all condemnation proceeds and insurance paid or payable as a result of such condemnation, (3) Purchaser shall have the right to be present with Seller at any hearings or negotiations with respect thereto, and
(4) Seller shall not settle or compromise and such matter without Purchaser's prior written consent. Purchaser shall be deemed to have elected to terminate this Agreement under Section 6.4(a) unless, within fifteen (15) Business Days from written notice to Purchaser of the condemnation, Purchaser provides Seller with written notice that Purchaser elects to proceed pursuant to Section 6.4(b). If the Closing Date would otherwise occur sooner, it shall automatically be extended to the date that is twenty (20) Business Days after written notice to Purchaser of the Material Taking.

     SECTION 6.5. LEASING AND OTHER ACTIVITIES PRIOR TO CLOSING.

          (a) During the term of this Agreement, Seller shall not enter into any Lease Transaction without Purchaser's prior written consent, which consent may be given or withheld in Purchaser's sole discretion.

          (b) During the Restricted Period, Seller shall not enter into any new Contracts or material modifications, renewals or terminations of any existing Contracts that would impose any obligations on Purchaser or on the Property after Closing, without the written consent of Purchaser, which consent may be granted or denied in Purchaser's sole discretion. In its request for Purchaser's approval under this Section 6.5(b), Seller shall include the following notice:
"NOTE: FAILURE TO RESPOND WITHIN THE TIME PERIOD SET FORTH IN SECTION 6.5(b) WILL RESULT IN A DEEMED APPROVAL". If Seller so requests Purchaser's approval and Purchaser does not notify Seller in writing of its consent or disapproval within ten (10) Business Days after notice thereof from Seller, Purchaser shall be deemed to have consented to such requested action. Without limiting the foregoing approval rights, Seller shall provide Purchaser with prompt notice of any new Contracts or material modifications, renewals or terminations of any such contracts, together with complete copies of the documents relating thereto.

          (c) During the Restricted Period, Seller shall not, without Purchaser's prior written approval, (i) make any material alterations or additions to the Property, except as may be required by law or any of the Lease or as may reasonably be required for the prudent repair and maintenance of the


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Property, (ii) change or attempt to change (or consent to any change in) the zoning or other Legal Requirements applicable to the Property, or (iii) cancel, amend or modify in any material respect any Permit.

          (d) At all times prior to Closing, Seller shall: (i) maintain the Property in good condition and repair; (ii) conduct business with respect to the Property in a commercially reasonable manner; (iii) perform its obligations under the Contracts and the Permitted Exceptions (and, as applicable, enforce the obligations of any other parties to such documents); (iv) insure the Improvements at 100% of replacement cost, and maintain liability and other insurance in accordance with generally prevailing industry standards or as otherwise required by the Lease; (v) not sell or further encumber the Property or any direct or indirect interest therein or enter into any agreement relating thereto, (vi) promptly give Purchaser a reasonably detailed written notice of:
(1) any fire, flood or other material adverse change with respect to the Property of which Seller obtains actual knowledge; (2) any actual or proposed condemnation (or proceeding in lieu thereof) of which Seller obtains actual knowledge; (3) any written notice received by Seller claiming that the Property or the use and operation thereof fails to comply with any Legal Requirements; and (4) any written notice received by Seller concerning any pending or threatened litigation or administrative proceeding affecting the Property; and
(vii) promptly give Purchaser a reasonably detailed notice of any material adverse change with respect to the financial condition of Tenant. If Seller becomes aware during the term of this Agreement of any matters that render any of its representations or warranties untrue, Seller shall promptly disclose such matters to Purchaser in writing.

                                    ARTICLE 7

               AS-IS SALE; LIMITED REPRESENTATIONS AND WARRANTIES

     SECTION 7.1. AS-IS SALE.

          (a) Purchaser acknowledges that it is an experienced and sophisticated purchaser of commercial real estate projects such as the Property and that, prior to the Closing, it will have a full and complete opportunity to conduct such investigations, examinations, inspections and analysis of the Property and market conditions as Purchaser, in its absolute discretion, may deem appropriate. Purchaser further acknowledges that, except for Seller Representations, Purchaser has not relied upon any statements, representations or warranties by Seller or any agent of Seller.

          (b) Except for the Seller Representations, Purchaser agrees that the Property shall be sold and that Purchaser shall accept possession of the Property on the Closing Date strictly on an "as is, where is, with all faults" basis, and that, except for the Seller Representations, such sale shall be without representation or warranty of any kind by Seller, express or implied.

     SECTION 7.2. PURCHASER REPRESENTATIONS. Purchaser hereby represents and warrants to Seller as follows:

          (a) Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

          (b) There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder. Purchaser has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition of Purchaser's creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser's assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser's assets, (e) admitted in writing it inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally. Purchaser has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement.

          (c) Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Purchaser, (2) to the best of Purchaser's knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

          (d) No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.

     SECTION 7.3. SELLER'S REPRESENTATIONS. Seller warrants and represents to Purchaser as follows:

          (a) REPRESENTATIONS CONCERNING SELLER.

          (i) Seller is a corporation, duly formed, validly existing and in good standing under the laws of the State of Ohio. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms;

          (ii) There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened, against or affecting Seller which, if determined adversely to Seller, would adversely affect its ability to perform its obligations hereunder. Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition of Seller's creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller's assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, (e) admitted in writing it inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally. Seller has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement;

          (iii) Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Seller, (2) to the best of Seller's knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Seller is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;

          (iv) No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder;

          (v) Seller is not a "foreign person" or "disregarded" entity" as defined in Section 1445 of the Code; Seller's taxpayer identification number is 31-0676346;

          (b) REPRESENTATIONS CONCERNING THE PROPERTY.

          (i) The Tenant:

               (A) Seller has not entered into any leases, licenses or other occupancy agreements affecting all or any portion of the Property, and there are no tenants or other occupants of all or any part of the Property other than the Tenant;

               (B) Seller has provided Purchaser with true and complete copies of the following financial statements to the extent that the same are in Seller's possession or control (collectively the "Tenant Financial Statements"):
(i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended 2004 (the "Most Recent Fiscal Year End") for Seller; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of the months ended March 31, 2005 for Seller. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Tenant as of such dates and the results of operations of the Tenant for such periods, are correct and complete in all material respects, are consistent with the books and records of the Tenant and have been filed publicly with the SEC. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Tenant;

          (ii) Lease Brokerage. There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property, whether now or in the future. No brokerage or similar fee is due or unpaid by the Seller with respect to the Lease or the Property. No brokerage or similar fee shall be due or payable on account of the execution and delivery of the Lease or the exercise of any renewal, extension or expansion options arising under the Lease;

          (iii) Contracts. Exhibit I sets forth a complete and accurate list of the Contracts, to the extent the same are in Seller's possession or control. Seller has given Purchaser true and complete copies of the Contracts. The Contracts are in full force and effect and neither Seller nor, to the best of Seller's knowledge, any other party, is in default in any material respect under any Contract;

          (iv) Warranties, Permits and Related Matters.

               (A) Attached hereto as Exhibit K is a true, complete, correct and complete list of all warranties or guaranties issued in connection with the development, construction, operation, maintenance or repair of the Property, and all amendments and modifications thereto (collectively, the "Warranties"). True and correct copies of all of the Warranties have been delivered to Purchaser, to the extent that any of the same are in Seller's possession or control. The Warranties are in full force and effect and shall be duly assigned to Purchaser at Closing at Seller's sole expense;

               (B) To the best of Seller's knowledge, the Property is in compliance in all material respects with all Legal Requirements, and the Seller has no actual knowledge of any claim of violation of any Legal Requirement.

               (C) To the best of Seller's knowledge, Seller has obtained all licenses, permits, variances, approvals, and authorizations required from all governmental authorities having jurisdiction over the Property or from private parties for the intended development, construction, use, operation and occupancy of the Property and to insure vehicular and pedestrian ingress to and egress from the Property (collectively, the "Permits"), and all of the Permits are, and will at Closing be, in full force and effect and properly vested in the name of the Seller. All appeal periods with respect to the Permits have expired and no appeals have been filed;

               (D) Seller has not received any written notice from any insurance company, insurance rating organization or Board of Fire Underwriters requiring any alterations, improvements or changes at the Property, or any portion thereof;

               (E) To the best of Seller's knowledge, other than general real estate taxes, Seller has no obligations to any governmental authority, adjacent property owner or other Person for the payment (or for any donations in lieu of payment) or performance of any infrastructure, capital improvements or other work in connection with the development or ownership of the Property;

          (v) Litigation and Other Proceedings.

               (A) No condemnation or eminent domain proceedings are pending or, to Seller's knowledge, threatened against the Property or any part thereof, and the Seller has not made any commitments to or received any written notice of the desire of any public authority or other entity to take or use the Property or any part thereof whether temporarily or permanently, for easements, rights-of-way, or other public or quasi-public purposes;

               (B) There are no pending, or to Seller's knowledge, threatened, judicial or administrative proceedings or investigations affecting or relating to the development, construction, use, operation or ownership of the Property;

          (vi) Taxes. The Seller has delivered true and correct copies of tax bills issued by any applicable federal, state or local governmental authority to the Seller with respect to the Property for the most recent past and current tax years, and any new assessment received with respect to a current or future tax year. No portion of the Property comprises part of a tax parcel which includes property other than property comprising all or a portion of the Property. No application or proceeding is pending with respect to a reduction or an increase of such taxes. There are no tax refund proceedings relating to the Property which are currently pending. There are no special taxes or assessments to be levied against the Property nor is the Seller aware of any change in the tax assessment of the Property;

          (vii) (Intentionally omitted);

          (viii) Hazardous Materials. Except as disclosed in writing to Purchaser before the date hereof, the Seller has not received any written notice that Hazardous Material are present at the Property or that the Property is in violation of any Environmental Law. The Seller has not used, manufactured, generated, treated, stored, disposed of, or released any material amounts of Hazardous Material on, under or about the Property (except for those Hazardous Materials used, manufactured, generated, treated, stored and/or disposed of by Seller in accordance with applicable law in connection with Seller's manufacturing processes conducted on the Property) or transported any material amounts of Hazardous

Material over the Property or installed, used or removed any storage tank on, from or in connection with the Property. Except as disclosed in writing or in the Reports to Purchaser before the date hereof, to the Seller's knowledge, there are no storage tanks or wells (whether existing or abandoned) located on, under or about the Property;

          (ix) No Preemptive Rights. The Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Property;

          (x) Reports and Other Information.

               (A) Seller has delivered or made available to Purchaser (without representation or warranty, express or implied, as to the completeness or accuracy thereof) true and complete copies of all Reports;

               (B) The plans and specifications for the Improvements, Lease, Permits, Warranties, operating statements, income and expense reports, and all other agreements, books and records relating to the Property delivered or made available by Seller to Purchaser in connection with this Agreement are and at the time of Closing will be copies of such documents that are true, complete and correct in all material respects. The operating statements furnished by Seller to Purchaser relative to the Property are true and correct in all material respects and fairly reflect the financial condition, the financial results or other subject matter thereof as of the dates thereof, and there have been no material adverse changes since the date of such statements;

               (C) To the Seller's knowledge, the Seller has not failed to deliver to Purchaser a true and complete copy of any written report or document in Seller's possession or control that materially affects the development, ownership, leasing, value or use of the Property;

          (xi) Seller Representative. The Designated Seller Representatives are the Vice President and Vice President and General Counsel of Seller, have occupied such position for, respectively, ten (10) years and three (3) years, and have been actively involved in, and familiar with, the ownership, development, construction, leasing and operation of the Property.

     SECTION 7.4. SELLER'S KNOWLEDGE. Whenever a representation is qualified by the phrase "to the best of Seller's knowledge", or by words of similar import, the accuracy of such representation shall be based solely on the actual (as opposed to constructive or imputed) knowledge of Mark K. Kaler and Steven C. Huston (collectively, the "Designated Seller Representatives"), without independent investigation or inquiry other than review of Seller's files and reasonable inquiry of Seller's agents (including property managers and leasing agents), officers and employees who are familiar with the development, ownership, operation and leasing of the Property. Purchaser acknowledges that the Designated Seller Representatives shall have no personal liability under this Agreement.

                                    ARTICLE 8

                                     CLOSING

     SECTION 8.1. CLOSING DATE. The Closing shall take place at 1:00 p.m. on the Closing Date. Unless the parties otherwise agree in writing, the Closing shall be conducted through a customary escrow arrangement with the Title Company and, on or before the Closing Date, the Seller shall deliver to the Title Company or Purchaser the documents listed in Section 8.2 and the Purchaser shall deliver to the Title Company the documents and funds described in Section 8.3.

     SECTION 8.2. SELLER'S DELIVERIES. At the Closing, Seller shall deliver or cause to be delivered to Purchaser (or its nominee), at Seller's sole expense, each of the following items:

          (a) (i) A deed for each of the Parsons Property, the Ohio Property, the Kansas City Property and the Illinois Property in the form attached hereto, as applicable, as Exhibit E-1, Exhibit E-2 and Exhibit E-3, conveying good and clear record and marketable fee simple title, subject only to the Permitted Exceptions, in proper form for recording, (ii) a Bill of Sale, Blanket Conveyance and Assignment in the form attached hereto as Exhibit F, (iii) an Assignment and Assumption Agreement in the form attached hereto as Exhibit G, in proper form for recording, (iv) the Representation Update Certificate in the form attached hereto as Exhibit H, (v) the Closing Statement, and (vi) a non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code, all duly executed (and, when required, acknowledged) by Seller;

          (b) At least four (4) original counterparts of each of the Parsons Lease, the Ohio Lease, the Kansas City Lease and the Illinois Lease, each duly executed and delivered by Tenant;

          (c) All keys in Seller's possession or control to all locks on the Improvements;

          (d) Originals of any Continuing Contracts or, if originals are not in Seller's possession or control, certified copies thereof;

          (e) Such evidence or documents as may be reasonably required by the Title Company or Purchaser relating to: (i) mechanics' or materialmen's liens;
(ii) parties in possession; or (iii) the status and capacity of Seller and the authority of the Person or Persons who are executing the various documents on behalf of Seller in connection with the sale of the Property;

          (f) All books, records and other documents in the possession or control of Seller and material to Purchaser's ownership or operation of the Property, including the Permits, as-built drawings, and the original Plans and Specifications, to the extent the same are in Seller's possession or control;

          (g) At least two originals of each of the Tenant estoppel certificates;

          (h) At least two originals of each of the SNDAs;

          (i) At least two originals of any applicable REA Estoppels ;

          (j) The Certificate of Occupancy and other Permits;

          (k) The Warranties, including all related manuals and any consents necessary in order for the Warranties to be duly assigned to Purchaser as of the Closing;

          (l) Evidence of release and discharge of all mortgages, materialmen's and mechanics' liens and attachments, and other encumbrances on the Property; and

          (m) Such other documents as are consistent with the terms of this Agreement and reasonably required to close the transaction contemplated hereby.

     SECTION 8.3. PURCHASER'S DELIVERIES. At the Closing, Purchaser shall deliver the following items:

          (a) Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit) and Purchaser's share of all escrow costs and closing expenses;

          (b) At least four (4) duly executed and acknowledged counterpart originals of the Assignment and Assumption Agreement, the Closing Statement, the Parsons Lease, the Ohio Lease, the Kansas City Lease and the Illinois Lease;

          (c) Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Purchaser and the authority of the Person or Persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property; and

          (d) Such other documents as are consistent with the terms of this Agreement and reasonably required to close the transaction contemplated hereby.

     SECTION 8.4. COSTS AND PRORATIONS.

     (a) GENERAL. Real estate taxes, personal property taxes, if any, and all other items of income and expense with respect to the Property are paid by Seller and shall continue to be paid by Seller, as Tenant, after the Closing Date under the terms of the applicable Lease. Except as otherwise provided in this Section 8.4, income and expenses shall be prorated on the basis of a 30-day month and on the basis of the accrual method of accounting. All such items attributable to the period prior to the Closing Date shall be credited or charged to Seller, and all such items attributable to the period commencing on the Closing Date shall be credited to Purchaser.

     (b) ASSESSMENT INSTALLMENTS. If as of the Closing Date the Property is encumbered or otherwise affected by any assessment (whether or not a lien) which is or may become payable in installments (which the Tenant has not paid), then for the purposes of this Agreement, all unpaid installments of such assessments shall be deemed to have become due and payable prior to the Closing Date and Purchaser shall be entitled to receive a credit against the Purchase Price in an amount equal to all unpaid installments of such assessments, and in such event Purchaser shall take title to the Property subject to the unpaid installments not yet due and payable.

     (c) CONTINUING CONTRACTS. Prepaid charges, payments and accrued charges under any Continuing Contracts shall be prorated at Closing in a manner reasonably acceptable to Seller and Purchaser.

     (d) CLOSING COSTS. Purchaser and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Purchaser shall pay all costs associated with its due diligence, including the cost of appraisals, architectural, engineering, credit and environmental reports. Each party shall pay one-half of the charges for the escrow services of the Title Company. Seller shall pay all recording fees in connection with the release of any encumbrances on the Property, the cost of a current ALTA survey for the Property, the cost of recording the Deed and all transfer taxes and documentary stamp charges of statewide applicability and all title insurance premiums (exclusive of any endorsements). Purchaser shall pay the cost of any endorsements to Purchaser's title policy. All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction where the Property is located.

     (e) CLOSING STATEMENT. Purchaser and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations to be made as of the Closing Date in accordance with the terms of this

Agreement (the "Closing Statement"). Any adjustments to estimated figures on the Closing Statement shall be made by the parties with due diligence and cooperation within ninety (90) days following the Closing Date, or such later time as may be required to obtain necessary information for proration, by prompt cash payment to the party yielding a net credit from such prorations from the other party.

     SECTION 8.5. POSSESSION. Possession of the Property shall be delivered to Purchaser by Seller at the Closing, subject only to the Leases, rights arising under any Continuing Contracts, and the Permitted Exceptions.

     SECTION 8.6. PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated as follows:

Parsons Property:       $2,300,000
Ohio Property:          $3,900,000
Kansas City Property:   $2,100,000
Illinois Property:      $3,700,000

                                    ARTICLE 9

                             REAL ESTATE COMMISSION

     SECTION 9.1. COMMISSIONS.

     (a) If and when, but only if and when, the Closing is completed and the Purchase Price is paid in full, Seller shall be obligated to pay a real estate commission and/or brokerage fee to Seller's Broker in accordance with a separate agreement between Seller and Seller's Broker. Such commissions shall be paid in full at Closing.

     (b) Seller represents, warrants and covenants to Purchaser that, except for Seller's Broker, Seller has not dealt with any real estate agent or broker in connection with the transaction contemplated hereby. Seller shall indemnify Purchaser against all claims, costs and liability (including reasonable attorneys' fees) arising from or relating to any claims by Seller's Broker and/or any other broker or other Person claiming any commission or similar compensation by, through or under Seller or Seller's Broker.

     (c) Purchaser represents, warrants and covenants with Seller that, except for Seller's Broker, Purchaser has not dealt with any real estate agent or broker in connection with the transaction contemplated hereby.

     The provisions of this Section 9.1 shall survive the Closing.

                                   ARTICLE 10

                             TERMINATION AND DEFAULT

     SECTION 10.1. TERMINATION WITHOUT DEFAULT. If the sale of the Property is not consummated because of the failure of any condition precedent to Purchaser's obligations expressly set forth in this Agreement or for any other reason except a default by Purchaser in its obligation to purchase the Property in accordance with the provisions of this Agreement (which shall be governed by Section 10.2) or any default by Seller of its obligations under this Agreement (which shall be governed by Section 10.3), the Deposit shall promptly be returned to Purchaser and neither Party shall have any further obligations hereunder.

     SECTION 10.2. PURCHASER'S DEFAULT. If the sale contemplated hereby is not consummated because of a default by Purchaser in its obligation to purchase the Property in accordance with the terms of this Agreement, and if such default is not cured within ten (10) days from written notice thereof from Seller to Purchaser, then: (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Seller as liquidated damages; and (c) Seller and Purchaser shall have no further obligations to each other. PURCHASER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLER AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. PURCHASER AND SELLER AGREE THAT SELLER'S RIGHT TO RETAIN THE DEPOSIT SHALL BE SELLER'S SOLE REMEDY, AT LAW AND IN EQUITY, FOR PURCHASER'S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

     SECTION 10.3. SELLER'S DEFAULT. If Seller defaults in its obligation to sell the Property to Purchaser in accordance with the terms of this Agreement, and if such default is not cured within ten (10) days from written notice thereof from Purchaser to Seller, then Purchaser may, as its sole and exclusive remedy at law or in equity: (a) terminate this Agreement by giving written notice thereof to Seller, in which event the Deposit will promptly be returned to Purchaser, Seller promptly shall reimburse Purchaser for the third party costs that Purchaser has incurred in connection with this Agreement and the transaction contemplated hereby (provided, however, that the aggregate amount of such costs shall not exceed Fifty Thousand Dollars [$50,000]), and the parties shall have no further obligation to each other; (b) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement; or (c) specifically enforce this Agreement. Purchaser hereby irrevocably waives any other right or remedy for such default; provided, however, that if, in breach of this Agreement, Seller sells the Property (or any portion thereof) to someone other than Purchaser or otherwise takes action that renders the remedy of specific performance impossible or impractical to obtain, Seller shall be liable for any damages suffered by Purchaser as a result of such breach. If Purchaser brings an action for specific performance, the Deposit shall be returned to Purchaser pending the outcome of such action.

         SECTION 10.4. BREACH OF REPRESENTATIONS. The representations and warranties of Seller and Purchaser set forth in this Agreement or in any document or certificate delivered by Seller or Purchaser in connection herewith shall survive the Closing for a period of twelve (12) months, and no action or proceeding thereon shall be valid or enforceable, at law or in equity, unless within such time, written notice thereof is given to the other party.

     SECTION 10.5. MUTUAL INDEMNIFICATIONS.

          (a) From and after the Closing, Seller shall indemnify Purchaser and defend and hold Purchaser harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including reasonable attorneys' fees, resulting from any misrepresentation or breach of warranty by Seller in this Agreement or in any document, certificate, or exhibit given or delivered by Seller pursuant to or in connection with this Agreement.

          (b) From and after the Closing, Purchaser shall indemnify Seller and defend and hold Seller harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including reasonable attorneys' fees, resulting from any misrepresentation or breach of warranty made by Purchaser in this Agreement or in any document, certificate, or exhibit given or delivered by Purchaser pursuant to or in connection with this Agreement.

          (c) Seller shall indemnify Purchaser and defend and hold Purchaser harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including reasonable attorneys' fees, asserted against, incurred or suffered by Purchaser resulting from any personal injury or property damage occurring in, on or about the Property or relating thereto and occurring during any period in which Seller or its affiliates owned the Property, from any cause whatsoever other than as a consequence of the acts or omissions of Purchaser, its agents, employees or contractors.

          (d) Purchaser shall indemnify Seller and defend and hold Seller harmless from any claims, losses, demands, liabilities, costs, expenses, penalties, damages and losses, including reasonable attorneys' fees, asserted against, incurred or suffered by Seller resulting from any personal injury or property damage occurring in, on or about the Property or relating thereto and occurring during any period in which Purchaser or its affiliates owns the Property, from any cause whatsoever other than as a consequence of the acts or omissions of Seller, its agents, employees or contractors.

          (e) In the event either party hereto receives notice of a claim or demand which results or may result in indemnification pursuant to Section 10.5, such party shall promptly give notice thereof to the other party to this Agreement. The party receiving such notice shall promptly take such measures as may be reasonably required to properly and effectively defend such claim, and may defend same with counsel of its own choosing. In the event the party receiving such notice fails to properly and effectively defend such claim, and in the event such party is liable therefor, then the party so giving such notice may defend such claim at the expense of the party receiving such notice. The provisions of this Section 10.5 shall survive the Closing.

                                   ARTICLE 11

                                  MISCELLANEOUS

     SECTION 11.1. ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS; MISCELLANEOUS PROVISIONS. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts, and all counterparts shall collectively constitute a single agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by both Seller and Purchaser. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as "herein", "hereinafter", "hereof" and "hereunder" when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word "including" shall not be restrictive and shall be interpreted as if followed by the words "without limitation." This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

     SECTION 11.2. WAIVER; GOVERNING LAW. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement. This Agreement shall be construed and the rights and obligations of Seller and Purchaser hereunder determined in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to the principles of conflict of laws.

     SECTION 11.3. NOTICES. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by:
(i) by United States Postal Service, certified mail, return receipt requested,
(ii) by any nationally known overnight delivery service for next day delivery,
(iii) delivered in person or (iv) sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted and the telephone number of the recipient's telecopier or facsimile machine (with a copy thereof sent in accordance with clause (i), (ii) or (iii) above). All notices shall be deemed to have been given upon receipt. All notices shall be addressed to the parties at the addresses below:

     To Seller:      Dayton Superior Corporation
                     2150B So. Rte. 45-52
                     Kankakee, Illinois 60901
                     Attention: Mark K. Kaler
                     Fax No. 815-936-3309

     With a copy to: Dayton Superior Corporation
                     200 East Touhy Avenue
                     Des Plaines, Illinois 60018
                     Attention: Steven C. Huston
                     Fax No. 847-298-8958

     To Purchaser:   STAG Capital Partners, LLC
                     93 Summer Street, 3rd Floor
                     Boston, Massachusetts 02110
                     Attention: Benjamin S. Butcher
                     Fax No.: 617-574-0052

     With a copy to: DLA Piper Rudnick Gray Cary US LLP
                     One International Place, 21st Floor
                     Boston, Massachusetts 02110-2613
                     Attention: John L. Sullivan, Esq.
                     Fax No.: 617-406-6100

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 11.3. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

     SECTION 11.4. ATTORNEYS' FEES. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys' fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party's major arguments or position prevailed.

     SECTION 11.5. IRS REAL ESTATE SALES REPORTING. Purchaser and Seller hereby agree that the Title Company shall act as "the person responsible for closing" the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099-S, and shall otherwise comply with the provisions of
Section 6045(e) of the Code.

     SECTION 11.6. FURTHER INSTRUMENTS. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Title Company, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

     SECTION 11.7. SEVERABILITY. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

     SECTION 11.8. EXCLUSIVITY. In consideration of the significant time and expense to be devoted by Purchaser to its potential acquisition of the Property, Seller agrees that, during the term of this Agreement, it will negotiate exclusively with Purchaser concerning a potential sale of the Property, it will not market the Property for sale or allow other potential purchasers to inspect or tour the Property, and it has not and will not enter into any agreement to sell the Property to any party other than Purchaser. If Seller breaches its obligations under this Section, Purchaser shall have the right to damages and, at Purchaser's election, injunctive or other equitable relief.

          [The balance of this page has intentionally been left blank.
                            Signature pages follow.]

     IN WITNESS WHEREOF, Seller and Purchaser hereto have executed this Agreement as of the Effective Date.

                                      SELLER:

                                      Dayton Superior Corporation


                                      By: /s/ Mark K. Kaler
                                          --------------------------------------
                                      Name: Mark K. Kaler
                                            ------------------------------------
                                      Title: Vice President, Strategic Planning
                                             -----------------------------------
                                      Date:
                                            ------------------------------------


                                      PURCHASER:

                                      STAG Capital Partners, LLC


                                      By: /s/ Benjamin S. Butcher
                                          --------------------------------------
                                      Name: Benjamin S. Butcher
                                      Title: Manager
                                      Date:
                                            ------------------------------------

                                  SCHEDULE 1.1
                                  DEFINED TERMS

     "Agreement" has the meaning set forth in the first paragraph of this document.

     "Business Day" shall mean any day of the week other than (i) Saturday and Sunday, (ii) a day on which banking institutions in any of Boston, Massachusetts; Kansas City, Kansas; Dayton, Ohio and Chicago, Illinois are obligated or authorized by law or executive action to be closed to the transaction of normal banking business, or (iii) a day on which governmental or banking functions in any of the Boston, Massachusetts; Kansas City, Kansas; Dayton, Ohio and Chicago, Illinois areas are interrupted because of extraordinary events such as hurricanes, power outages or acts of terrorism.

     "Certificate of Occupancy has the meaning set forth in Section 6.1(h).

     "Closing" shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.

     "Closing Statement" has the meaning set forth in Section 8.4(e).

     "Code" shall mean the Internal Revenue Code of 1986, and all amendments thereto and all regulations issued thereunder.

     "Confidential Information" shall mean any proprietary information concerning the Property provided to Purchaser by Seller, excluding information that is available to the general public or from sources other than Seller.

     "Contracts" shall mean all development, construction, service, management, leasing, operation, maintenance, repair and other contracts affecting the Land or Improvements and all amendments and modifications thereto, except for those contracts connected with or related to the manufacturing processes or other business conducted by Seller on the Property (and provided that Purchaser, as owner of the Property, shall bear no obligation or liability with respect to any of the same).

     "Deposit" has the meaning set forth in Section 3.1.

     "Designated Seller Representatives" has the meaning set forth in Section
7.4.

     "Effective Date" shall mean the later of the date below the signature of Purchaser or Seller on this Agreement or, if such dates are the same, the date below each of such signatures.

     "Employee Claims" shall have the meaning set forth in Section 5.6.

     "Environmental Law" shall mean any federal, state, local or administrative agency ordinance, law, rule, regulation, order or requirement relating to environmental conditions, human health or Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 1101 et seq.), The Endangered Species Act (16 U.S.C. Section 1531 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the Hazardous Materials

Transportation Act (49 U.S.C. Section 1801 et seq.), and the regulations promulgated pursuant to such laws, all as amended from time to time.

     "Hazardous Materials" shall mean any substance or material which is or contains: (i) any substance, waste or material now or hereafter defined in and/or regulated under any Environmental Law; (ii) gasoline, diesel fuel or other petroleum hydrocarbons; (iii) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (iv) polychlorinated biphenyls; (v) radon gas; or (vi) mold, mildew or other biological agents.

     "Illinois Improvements" shall mean that certain building containing approximately 103,683 net rentable square feet located at 625 Crane Street, Aurora, Illinois, and all other buildings, structures and other improvements situated upon the Land and any fixtures, systems and facilities owned by Seller and located on the Illinois Land (other than any manufacturing systems of Seller, to the extent the same can be removed without damaging the Illinois Improvements).

     "Illinois Land" shall mean the land described on Exhibit A-4 attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral rights appurtenant to such land.

     "Illinois Lease" has the meaning set forth in Section 6.2A.

     "Illinois Property" shall mean, collectively, the Illinois Land, the Illinois Improvements and all Intangible Property associated therewith.

     "Improvements" shall mean, collectively, the Parsons Improvements, the Ohio Improvements, the Kansas City Improvements and the Illinois Improvements.

     "Intangible Property" shall mean all of Seller's right, title and interest, if any, in all intangible assets relating to the Land or Improvements, including all of Seller's right, title and interest, if any, in all (a) warranties and guaranties relating to the Land or Improvements, (b) all licenses, permits and approvals relating to the Land or Improvements, (c) all logos and tradenames relating to the Land or Improvements, (d) all contract rights, (e) advertising of the Land or Improvements and (f) all plans and specifications relating to the Land or Improvements, in each case to the extent that Seller may legally transfer the same.

     "Kansas City Improvements" shall mean that certain building containing approximately 56,580 net rentable square feet located at 636 South 66th Terrace in Kansas City, Kansas, and all other buildings, structures and other improvements situated upon the Land and any fixtures, systems and facilities owned by Seller and located on the Kansas City Land (other than any manufacturing systems of Seller, to the extent the same can be removed without damaging the Kansas City Improvements).

     "Kansas City Land" shall mean the land described on Exhibit A-3 attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral rights appurtenant to such land.

     "Kansas City Lease" has the meaning set forth in Section 6.2A.

     "Kansas City Property" shall mean, collectively, the Kansas City Land, the Kansas City Improvements and all Intangible Property associated therewith.

     "Land" shall mean, collectively, the Parsons Land, the Ohio Land, the Kansas City Land and the Illinois Land.

     "Leases" has the meaning set forth in Section 6.2A.

     "Lease Transaction" shall mean the execution of any new lease or other occupancy agreement for any portion of the Property.

     "Legal Requirements" means all applicable zoning, building, health and safety, environmental and all other laws, legislation, rules, codes, by-laws, ordinances, resolutions, regulations, orders and decrees and all requirements of the Board of Fire Underwriters and any other insurance underwriters relating in any way to the Property or the development, construction, ownership, use and occupancy thereof.

     "Material Casualty" has the meaning set forth in Section 6.3.

     "Material Taking" has the meaning set forth in Section 6.4.

     "Ohio Improvements" shall mean that certain building containing approximately 156,581 net rentable square feet located at 721 Richard Street, Miamisburg, Ohio, and all other buildings, structures and other improvements situated upon the Land and any fixtures, systems and facilities owned by Seller and located on the Ohio Land (other than any manufacturing systems of Seller, to the extent the same can be removed without damaging the Ohio Improvements) .

     "Ohio Land" shall mean the land described on Exhibit A-2 attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral rights appurtenant to such land.

     "Ohio Lease" has the meaning set forth in Section 6.2A.

     "Ohio Property" shall mean, collectively, the Ohio Land, the Ohio Improvements and all Intangible Property associated therewith.

     "Parsons Improvements" shall mean that certain building containing approximately 120,000 net rentable square feet located at 1900 Wilson, Parsons, Kansas, and all other buildings, structures and other improvements situated upon the Land and any fixtures, systems and facilities owned by Seller and located on the Parsons Land (other than any manufacturing systems of Seller, to the extent the same can be removed without damaging the Parsons Improvements).

     "Parsons Land" shall mean the land described on Exhibit A-1 attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land and all right, title and interest (if any) of Seller in and to any streets, alleys, passages or other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral rights appurtenant to such land.

     "Parsons Lease" has the meaning set forth in Section 6.2A.

     "Parsons Property" shall mean, collectively, the Parsons Land, the Parsons Improvements and all Intangible Property associated therewith.

     "Permitted Exceptions" shall mean all matters shown on the Title Commitment (other than Voluntary Liens) or the Survey, except for those matters as to which, in accordance with Section 4.1, Purchaser makes a written objection on or before the Study Period Notice Deadline. In no event shall any Voluntary Lien constitute a Permitted Exception, and all Voluntary Liens shall be paid in full at or before the Closing or out of the proceeds otherwise due to Seller.

     "Permits" has the meaning set forth in Section 7.3(b)(iv)(C).

     "Person" shall mean any individual, estate, trust, partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity.

     "Property" shall mean, collectively, the Real Property and the Intangible Property.

     "Purchase Price" shall mean the purchase price for the Property as specified in Section 2.2.

     "Purchaser" means the Person named as the Purchaser in the first paragraph of this Agreement, together with any assignee of the originally named Purchaser.

     "Purchaser Title Objections" has the meaning set forth in Section 4.1.

     "REA Estoppels" has the meaning set forth in Section 6.1(g).

     "Real Property" shall mean the Land and the Improvements.

     "Reciprocal Easement Agreements" shall mean any and all reciprocal easement agreements, declarations of covenants, conditions, restrictions and easements, party wall agreements, "tie-back" agreements, common area agreements, shared maintenance agreements, common use agreements or similar agreements or understandings which burden or benefit the Real Property and other adjacent real property, and all supplements, amendments, modifications and memoranda thereof, relating to the development, use, operation, management, maintenance or occupancy of the Real Property.

     "Required Endorsements" shall mean the following ALTA endorsements (to the extent legally available in the jurisdiction in which the Real Property is located): (a) Form 9 - Comprehensive (modified as appropriate for an owner's policy); (b) Form 3.1 Zoning (including parking and loading); (c) survey endorsement; (d) access endorsement; (e) if the land on which the Property is located consists of more than one parcel, a contiguity endorsement; and (f) a tax parcel endorsement.

     "Reports" has the meaning set forth in Schedule 5.1.

     "Restricted Period" shall mean the period commencing five (5) Business Days before the end of the Study Period and ending on the earlier of the Closing or the termination of this Agreement.

     "Seller" has the meaning set forth in the first paragraph of this Agreement.

     "Seller Representations" shall mean the representations and warranties of Seller expressly set forth in Section 7.3.

     "Seller's Broker" shall mean the Stan Johnson Company and Marcus &
Millichap.

     "SNDA" has the meaning set forth in Section 6.1(d).

     "Study Period" has the meaning set forth in Section 5.2.

     "Study Period Notice" has the meaning set forth in Section 5.2.

     "Study Period Notice Deadline" has the meaning set forth in Section 5.2.

     "Survey" has the meaning set forth in Section 4.1.

     "Tenant" shall mean the Seller.

     "Termination Notice" has the meaning set forth in Section 5.2.

     "Title Commitment" has the meaning set forth in Section 4.1.

     "Title Company" shall mean the Boston, Massachusetts office of Stewart Title Guaranty Company, attention, Terrance Miklas.

     "Utility Deposits" has the meaning set forth in Section 8.4(g).

     "Voluntary Liens" shall mean any of the following encumbrances on the Property or any portion thereof: (a) any mortgage or deed of trust granted or assumed by Seller; (b) any mechanic's or materialmen's lien; (c) any lien for unpaid taxes, assessments, utility, water, sewer or other governmental charges; and (d) any other lien or encumbrance granted, assumed or suffered by Seller and securing the repayment of money or other claims made against Seller.

                                  SCHEDULE 3.1

                            DEPOSIT ESCROW PROVISIONS

       [ATTACHED TO AND A PART OF REAL ESTATE PURCHASE AND SALE AGREEMENT]

          (a) Title Company shall hold the Deposit in a separate, segregated, interest bearing account approved by Purchaser and Seller. If the Closing occurs, the Deposit shall be credited against the Purchase Price. The Deposit shall be held and disbursed by Title Company in the following manner:

          (i) to Seller at the upon consummation of the Closing; or

          (ii) to Seller upon receipt of written demand therefor, stating that Purchaser has defaulted in the performance of Purchaser's obligations under this Agreement and the facts and circumstances underlying such default; provided, however, that Title Company shall not honor such demand until at least ten (10) Business Days after it has sent a copy of such demand to Purchaser, nor thereafter if Title Company shall have received written notice of objection from Purchaser in accordance with paragraph (b) below; or

          (iii) to Purchaser upon receipt of written demand therefor, stating that either (x) this Agreement has been terminated pursuant to a provision hereof and certifying the basis for such termination, or (y) Seller has defaulted in performance of Seller's obligations under this Agreement and the facts and circumstances underlying such default or that Purchaser is otherwise entitled to the Deposit under the provisions of this Agreement; provided, however, that except for a termination pursuant to Section 5.2, Title Company shall not honor such demand until at least ten (10) Business Days after it has sent a copy of such demand to Seller, nor thereafter if Title Company shall have received written notice of objection from Seller in accordance with paragraph
(b) below. Notwithstanding anything to the contrary herein, if at any time before the Study Period Notice Deadline, Purchaser provides Title Company with written demand for the return of the Deposit, Title Company shall immediately return the Deposit to Purchaser.

          (b) Upon receipt of written demand for the Deposit by Purchaser or Seller pursuant to clause (a)(ii) or (a)(iii) above, Title Company shall promptly send a copy thereof to the other party. Except for a termination under
Section 5.2 (as to which Seller shall have no right to object), the other party shall have the right to object to the delivery of the Deposit by sending written notice of such objection to Title Company within ten (10) Business Days after Title Company sends a copy of the written demand to the objecting party. Upon receipt of such notice, Title Company shall promptly send a copy thereof to the party who made the written demand.

          (c) Except for the return of the Deposit to Purchaser as provided in the last sentence of Section (a)(iii) above, in the event of any dispute between the parties, Title Company shall disregard all instructions received and may hold the Deposit until the dispute is mutually resolved and Title Company is advised of this fact in writing by both Seller and Purchaser, or Title Company is otherwise instructed by a final judgment of a court of competent jurisdiction.

          (d) In the event Title Company shall be uncertain as to its duties or rights hereunder or shall receive conflicting instructions, claims or demands from the parties hereto, or instructions which conflict with any of the provisions of this Agreement, Title Company shall be entitled to refrain from taking any action other than to keep safely the Deposit until Title Company shall be instructed otherwise in writing signed by both Seller and Purchaser, or by final judgment of a court of competent jurisdiction.

          (e) Title Company may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties, provided that any modification of this Schedule 3.1 shall be signed by Title Company, Purchaser and Seller.

          (f) Seller and Purchaser shall jointly and severally hold Title Company harmless against any loss, damage, liability or expense incurred by Title Company not caused by its willful misconduct, gross negligence or breach of these escrow provisions, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability or participating in any legal proceeding.

                          JOINDER BY THE TITLE COMPANY

     By its execution hereof, the Title Company hereby (i) covenants and agrees to hold the Deposit in accordance with the above provisions, and (ii) acknowledges receipt of a copy of the Real Estate Purchase and Sale Agreement to which this Schedule 3.1 is attached.


                                        By:                                    ,
                                            -----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                  SCHEDULE 5.1

          (1) copies of Tenant Financial Statements (as defined in the Agreement);

          (2) a copy of the Tenant's current insurance certificate;

          (3) (Intentionally omitted);

          (4) all Warranties in Seller's possession or control;

          (5) all Contracts in Seller's possession or control;

          (6) as-built plans and specifications for the Improvements, to the extent the same are in Seller's possession or control;

          (7) a certificate of occupancy for the Improvements and all other Permits in Seller's possession or control;

          (8) to the extent that any of the same are in Seller's possession or control, all engineering, geotechnical, environmental, and other similar studies or reports in the possession or control of the Seller relating to the Property (the "Reports"); it being understood and agreed by the parties hereto that Seller is in no way warranting or representing, express or implied, the accuracy or completeness of anything contained in the Reports;

          (9) to the extent that any of the same are in Seller's possession or control, copies of all tax bills and statements for the Property for the three
(3) calendar years preceding the Effective Date and for the current year, and copies of any notices of actual or proposed reassessments of the Property;

          (10) to the extent that any of the same are in Seller's possession or control, copies of all utility bills and statements for the Property for the three (3) calendar years preceding the Effective Date and for the current year;

          (11) (Intentionally omitted);

          (12) (Intentionally omitted);

          (13) copies of any notices received in connection with any purported or actual violation at the property of any Legal Requirement;

          (14) to the extent that any of the same are in Seller's possession or control, copies of any Reciprocal Easement Agreements and agreements with any governmental agencies relating to the development, construction, ownership or operation of the Property.

                                  SCHEDULE 6.2

Addresses:                   1900 Wilson, Parsons, Kansas
                             721 Richard Street, Miamisburg, Ohio
                             636 South 66th Terrace, Kansas City, Kansas
                             625 Crane Street, Aurora, Illinois

Rentable Square Feet:        Parsons: 120,000
                             Ohio: 156,581
                             Kansas City: 56,580
                             Illinois: 103,683

Lease Term:                  Parsons: Thirteen (13) years
                             Ohio: Twelve (12) years
                             Kansas City: Ten (10) years
                             Illinois: Eleven (11) years

Extension Options:           Two(2) five (5)-year extension terms, exercisable
                             by providing at least nine (9) months written
                             notice prior to expiration of the applicable term.
                             The Annual Base Rental Rate for each extension term
                             shall be the fair market rent as determined under
                             the Lease.

Initial Annual Base Rental   Parsons: $240,000 NNN
Rate:                        Ohio: $430,598 NNN
                             Kansas City: $226,320 NNN
                             Illinois: $364,000 NNN

Annual Increases in Annual   2% annual escalations.
Base Rental Rate:

Landlord Form:               Absolute NNN. Tenant responsible for all costs
                             (operating, utilities and capital).

Assignment and Sublease      Language to be mutually agreed upon by Landlord and
                             Tenant during Study Period based upon Landlord's
                             form Lease provisions.

Security Deposit (cash or    Parsons: $92,150
Letter of Credit):           Ohio: $164,900
                             Kansas City: $87,300
                             Illinois: $140,650

                                   EXHIBIT A-1

                           DESCRIPTION OF PARSONS LAND

Lots 4, 5, 6, 7, 8, 9, and 10, Block 2, and Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, and
10, Block 3, Arthur W. Davis Addition, and commencing 50 feet south of the southwest corner of Lot 7, Block 4, Arthur W. Davis Addition, south 197 feet, thence west 80 feet, south 453 feet, west 245.7 feet, south 650 feet, west 150 feet, southerly along MKT Railroad right-of-way to intersection of MKT, thence Northeasterly along MKT Railroad to point east of beginning, thence west to point of beginning, and that portion of vacated South Central Street adjacent thereto, and the south 1/2 of vacated Thornton Avenue adjacent thereto, in
Section 19, Township 31 south, Range 20 east of the 6th P.M., except so much thereof as is used for public highway or road, Labette County, Kansas.

The South 1/2 of Lot 2 and all of Lot 3, Block 2, A.W. Davis Addition, City of Parsons, Labette County, Kansas.

Lot 1 and the North 1/2 of Lot 2, Block 2, A.W. Davis Addition, City of Parsons, Labette County, Kansas, and the South 1/2 of vacated Thornton Avenue adjacent to Lot 1.

                                   EXHIBIT A-2

                            DESCRIPTION OF OHIO LAND

PARCEL I:

Situated in the City of Miamisburg, County of Montgomery, State of Ohio and being lot numbered One Thousand Eight Hundred Eighty One (1881), One Thousand Eight Hundred Eighty Two (1882), One Thousand Eight Hundred Eighty Four (1884), Five Thousand Four Hundred Seventy Eight (5478), and Five Thousand Four Hundred Seventy Nine (5479) of the Consecutive Numbers of lots on the revised plat of said City of Miamisburg, Ohio.

PARCEL II:

Located in Section 26, Town 1, Range 6 MRS, City of Miamisburg, Montgomery County, State of Ohio, and being a tract of land described as follows:

Beginning at a point on the centerline of Richard Street, said point being located 200.00 feet westwardly from the southward extension of the west line of Eighth Street;

Thence with the centerline of Richard Street, north Eighty Seven Degrees Fifteen Minutes No Seconds (87 degrees 15' 00") west for One Hundred Six and 75/100 (106.75) feet;

Thence north Two Degrees Forty Five Minutes and No Seconds (2 degrees 45' 00") east for Two Hundred Sixty Three and 12/100 (263.12) feet;

Thence south Seventy Nine Degrees Nineteen Minutes and No Seconds (79 degrees 19' 00") east for One Hundred Seven and 78/100 (107.78) feet;

Thence South Two Degrees Forty Five Minutes and No Seconds (2 degrees 45' 00") west for Two Hundred Forty Eight and 25/100 (248.25) feet to the point of beginning, containing 0.6266 acres more or less.

EXCEPTING THEREFROM THE FOLLOWING DESCRIBED REAL ESTATE:

Located in Section 26, Town 1, Range 6 MRS, City of Miamisburg, Montgomery County, State of Ohio, and being a tract of land described as follows:

Beginning at a point on the centerline of Richard Street, said point being located 200.00 feet westwardly from the southward extension of the west line of Eighth Street;

Thence with the centerline of Richard Street, north Eighty Seven Degrees Fifteen Minutes No Seconds (87 degrees 15' 00") west for One Hundred Six and 75/100 (106.75) feet;

Thence north Two Degrees Forty Five Minutes and No Seconds (2 degrees 45' 00") east for Twenty Five and 00/100 (25.00) feet;

Thence south Eighty Seven Degrees Fifteen Minutes No Seconds (87 degrees 15' 00") east for approximately One Hundred Six and 75/100 (106.75) feet;

Thence South Two Degrees Forty Five Minutes No Seconds (2 degrees 45' 00") west for Twenty Five and 00/100 (25.00) feet to the point of beginning, containing
0.061 acres, more or less.

                                   EXHIBIT A-3

                         DESCRIPTION OF KANSAS CITY LAND

The Northerly 113 feet of Lot 2-3, Block 2, Muncie Industrial Park, an addition in Kansas City, Wyandotte County, Kansas, recorded January 29, 1986 as File No. 1001907 in Book 35 at pages 45 (C798) and 46 (C799), of the Office of the Recorder of said County.

                                   EXHIBIT A-4

                          DESCRIPTION OF ILLINOIS LAND

That part of the northeast 1/4 of Section 24, Township 38 north, Range 8 east of the third principal meridian, described as follows: beginning at the northwest corner of said northeast 1/4; thence north 88 degrees 44 minutes east along the north line of said quarter section, 465.64 feet; thence south 0 degrees 39 minutes east parallel with the west line of said quarter section, 479.80 feet; thence south 88 degrees 44 minutes west parallel with the north line of said quarter section, 325.64 feet; thence north 0 degrees 39 minutes west parallel with the north line of said quarter section 140 feet to the west line of said quarter section; thence north 0 degrees 39 minutes west along said west line,
439.80 feet to the point of beginning, in the township of Aurora, Kane County, Illinois.

                                    EXHIBIT B

                       FORM OF TENANT ESTOPPEL CERTIFICATE

Re:  Lease dated ________________, by and between ________________, as Landlord, and _______________, as Tenant [as so amended by that certain ________, dated _____, by and between Landlord and Tenant] ([as amended] the "Lease").

To: Landlord and ___________________ and any other purchaser or potential purchaser ("Purchaser") of the property commonly known as
     _________________________

The undersigned Tenant under the Lease certifies as follows (Capitalized terms used herein and not otherwise defined have the meanings set forth in the Lease):

(1) The Lease has been duly authorized, executed and delivered by Tenant to Landlord (or its predecessor-in-interest), has not been amended, modified, superceded or supplemented in any way [except as aforsesaid], and constitutes the entire agreement between Landlord and Tenant with respect to the demised premises identified therein (the "Premises") and the building and other property of which the Premises are a part (the "Property");

(2) The Lease is in full force and effect, and Tenant does not have any defense, credit, offset, claim or counterclaim by or in favor of Tenant against Landlord (or its predecessor-in-interest) under the Lease against the obligation to pay rent or other charges due from Tenant under the Lease or against any other obligations of Tenant thereunder;

(3) (a) The Commencement Date of the Lease was __________; the Rent Commencement Date of the Lease was ____________; and the expiration date of the initial term of the Lease is __________;

     (b) There are no options remaining unexercised on the part of the Tenant to renew the Lease except as follows (if none, so state):
___________________________;

     (c) Tenant is currently paying minimum base or fixed rent under the Lease in the amount of $____________________ per month;

(4) Tenant has unconditionally taken possession of and is occupying all of the Premises and Tenant has commenced the payment of rents for all space subject to the Lease. Landlord has completed all work to be performed by Landlord under the Lease in a good and workmanlike manner and in accordance with the Lease and such work has been accepted by Tenant and all reimbursements and allowances due to Tenant under the Lease in connection with such work have been paid in full. Tenant has no knowledge of any defects in the Premises or the Property or any related improvements or facilities; Tenant has not delivered any notice alleging any defect or deficiency in the work relating to the Premises or the Property or any related improvements or facilities, and Tenant is not aware of any currently existing condition or circumstance which would cause Tenant to give such any such notice. Landlord has satisfied any and all commitments made to induce Tenant to enter in to the Lease;

(5) Tenant has no right to cancel or terminate the Lease and no option or right to purchase all or any part of the Premises, the Property or any other property of Landlord;

(6) Tenant has not paid any security deposit under the Lease except as follows [if none, so state]: ________________________________________________________.

(7) All minimum and additional rent and other sums payable by Tenant under the Lease have been fully paid through ______________, 200_ in accordance with the provisions of the Lease. No rent has been paid more than one month in advance;

(8) Tenant has not been granted and is not entitled to any free rental or any concession in or abatement of rent;

(9) Neither Tenant nor Landlord is in default of its obligations under the Lease and, to the best of Tenant's knowledge, there is no state of facts that with the giving of notice, the passage of time, or both, could ripen into such a default;

(10) Tenant confirms that its address for purposes of notices under the Lease is as follows: ___________________;

(11) No leasing commissions or similar fees are outstanding in connection with the Lease or will be due from the then owner of the landlord's interest under the Lease in connection with any renewal, extension or expansion of the Lease;

(12) The Premises are adequately served by utilities and Landlord has satisfied all obligation relating thereto under the Lease;

(13) Tenant has not assigned the Lease or any of its interests therein or sublet any portion of the Premises; Tenant has no current plans to downsize or eliminate its operations at the Premises; and

(14) A true and complete copy of the Lease is attached hereto and made a part hereof.

This certificate shall be binding upon Tenant and its successors and assigns (if any). Tenant understands and agrees that this certificate may be relied upon by Purchaser (and/or its assignee and/or successors-in-interest as owners of the Property) and by each lender of Purchaser that finances all or any portion of the purchase price of the Property or otherwise provides debt financing to Purchaser.

                                       Tenant


                                       By:                                     ,
                                           ------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------
                                       Date:
                                             -----------------------------------

                                    EXHIBIT C

                                   [RESERVED]

                                    EXHIBIT D

                      EXCEPTIONS TO SELLER REPRESENTATIONS

                                   EXHIBIT E-1

                                   KANSAS DEED

                                   EXHIBIT E-2

                                    OHIO DEED

                                   EXHIBIT E-3

                                  ILLINOIS DEED

                                    EXHIBIT F

                       BILL OF SALE AND GENERAL ASSIGNMENT

                        BILL OF SALE, BLANKET CONVEYANCE
                                 AND ASSIGNMENT

     This Bill of Sale, Blanket Conveyance and Assignment (this "Assignment") is executed by ________________________, a __________________ ("Assignor") to and
for the benefit of _______________, a __________________ ("Assignee").

                                    RECITALS

     WHEREAS, concurrently herewith Assignor is conveying to Assignee by [Special Warranty] Deed of even date herewith that certain real property (the "Property") more particularly described on Exhibit A attached hereto and incorporated herein for all purposes; and

     WHEREAS, in connection with the conveyance of the Property, Assignor intends to sell, assign and convey unto Assignee the Assigned Properties (defined below).

     NOW, THEREFORE, in consideration of the foregoing and Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor and Assignee hereby act and agree as follows:

     1. CONVEYANCE. Assignor does hereby ASSIGN, TRANSFER, CONVEY, SET OVER and DELIVER to Assignee, its successors and assigns, the following properties (collectively, the "Assigned Properties"):

     (a) Any and all personal property, equipment, appliances, furniture, furnishings, building materials, improvements, and other personalty of whatever kind or character owned by Assignor, lying and being situated at, incidental to, appurtenant to, or associated or used in connection with the ownership, use, operation, repair and maintenance of the Property, including all fixtures and other property affixed thereto, including without limitation, all heating, air conditioning, plumbing, lighting, communications, elevators and kitchen, medical, dental or rehabilitation fixtures, all gas and electric fixtures, appliances and wiring, engines, boilers, elevators, escalators, incinerators, motors, dynamos, heating and air conditioning equipment, sinks, water closets, basins, pipes, electrical systems, faucets, fire prevention and extinguishing apparatus, central music and public address systems, burglar alarms, security systems and equipment, and other furnishings and decor equipment, spare parts, materials, and supplies for the ownership, use, operation, maintenance, and repair of the Property or the personal property referred to herein or both, tools, supplies, and all other personal property owned by Assignor which is located on or is used in connection with the ownership, use, operation, maintenance, or repair of the Property or the personal property referred to herein or both whether tangible or intangible, paving, curbing, trees, shrubs, plants and other improvements and landscaping of every kind and nature (collectively, the "Personalty").

     (b) Rights in and to trade names and all good will, if any, all certificates, franchises, trademarks, symbols, service marks, books, records, plans, specifications, designs, drawings, licenses, business licenses, state health department licenses, licenses to conduct business, certificates of need and all other permits, licenses, approvals, authorizations and rights obtained from any governmental, quasi-governmental or private person or entity whatsoever concerning ownership, operation, use or occupancy of the Property, if any and to the extent they are assignable, and all leasing records, leasing applications, tenant credit reports and maintenance and operating records, keys and telephone exchange numbers, if any and to the extent they are assignable.

     (c) To the extent assignable, all of Assignor's rights in and to (i) all licenses, permits, approvals and similar documents relating to the Property,
(ii) all plans, drawings, specifications, surveys, engineering reports, and other technical descriptions relating to the Property, (iii) all warranties and guaranties (express or implied) issued in connection with or arising out of (a) the purchase or repair of all fixtures, fittings, appliances, apparatus, equipment, machinery and other personal property owned by Assignor, if any, and affixed or attached to or placed or situated upon, or used or acquired in connection with the Property, or (b) the construction, alteration, maintenance and repair of any of the improvements located on the Property, (iv) all other property (real, personal or mixed), owned or held by Assignor which relate in any way to the design, construction, use, leasing, maintenance, service or operation of the Property or Personalty, and (v) all promotional materials, market studies, tenant data and other materials of any kind in Assignor's possession related to the Property or the Personalty referred to herein or both.

     TO HAVE AND TO HOLD the Assigned Properties unto Assignee, and Assignee's successors and assigns forever, and Assignor does hereby bind Assignor, and Assignor's successors and assigns, to WARRANT and FOREVER DEFEND, all and singular the Assigned Properties unto Assignee, and Assignee's successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof by, through and under Assignor but not otherwise.

     2. COUNTERPARTS; GOVERNING LAW; SUCCESSORS AND ASSIGNS; AUTHORITY. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument. This Assignment shall be construed and enforced in accordance with and governed by the internal laws of the State of ______________. This Assignment shall bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns. Each of Assignor and Assignee represents and warrants to the other that it is fully empowered and authorized to execute and deliver this Assignment, and the individuals signing this Assignment each represent and warrant that he or she is fully empowered and authorized to do so.

     3. FURTHER ASSURANCES. The parties agree to take all such further actions and execute, acknowledge and deliver all such further documents that are reasonably necessary or useful in carrying out the purposes of this Assignment.

     4. MUTUAL INDEMNIFICATION. Assignor shall indemnify and hold Assignee, its successors and assigns, harmless from and against any and all unpaid balances owed by Assignor and arising and accruing prior to the date hereof with respect to any and all of the Assigned Properties, and from and against any and all damages, claims, costs (including reasonable attorney's fees), expenses and causes of action which may arise and accrue from or under the Assigned Properties or any of them and that are attributable to periods of time prior to the date hereof, regardless of when same are discovered or asserted. Assignee shall indemnify and hold Assignor harmless from and against any and all unpaid balances owed by Assignee and arising and accruing on or after the date hereof with respect to any and all of the Assigned Properties, and from and against any and all damages, claims, costs (including reasonable attorney's fees), expenses and causes of action which may arise and accrue from or under the Assigned Properties or any of them and that are attributable to periods of time on or after the date hereof, regardless of when same are discovered or asserted.

             [The balance of this page is intentionally left blank]

     IN WITNESS WHEREOF, this Assignment is executed as of this ____ day of _______________, 200_.

                                        ASSIGNOR:


                                        By:                                    ,
                                            -----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------


                                        ASSIGNEE:


                                        By:                                    ,
                                            -----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                    EXHIBIT A
                                (to Bill of Sale)
                              Property Description

                                    EXHIBIT G

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") is executed as of ________________, 200_ by and between _____________________ ("Assignor"), and
_____________ ("Assignee").

                                   BACKGROUND

     Assignor has this day conveyed to the Assignee the property located in ___________________, and more particularly described in Exhibit A hereto (the "Premises") and, in connection with the conveyance of the Premises, Assignor and Assignee intend that Assignor's right, title, interests, powers, and privileges in and under all leases and security deposits affecting the Premises and other matters stated herein be assigned and transferred to Assignee.

                                    AGREEMENT

     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. LEASES. Assignor hereby transfers and assigns to Assignee all of Assignor's right, title and interest as landlord or otherwise in the leases with tenants covering spaces in the Premises listed in Exhibit B attached hereto and made a part hereof and the guaranties of such leases (collectively, the "Leases"). By executing this Assignment, Assignee hereby accepts and agrees to perform all of the terms, covenants and conditions of the Leases on the part of the landlord therein required to be performed, from and after the date hereof, but not prior thereto. Assignor also hereby transfers and assigns to Assignee all security deposits held by the Assignor relative to the Leases (the "Security Deposits").

     2. CONTRACTS. Assignor hereby transfers and assigns to Assignee any and all right, title and interest which Assignor may have in the contracts listed in Exhibit C attached hereto and made a part hereof (collectively, the "Contracts"). By executing this Assignment, Assignee hereby accepts and agrees to perform all of the terms, covenants and conditions of the Contracts on the part of Assignor therein required to be performed, from and after the date hereof, but not prior thereto.

     3. MUTUAL INDEMNIFICATION. Assignor shall indemnify and hold Assignee harmless from and against any and all damages, claims, liabilities, costs (including reasonable attorney's fees), expenses and causes of action which may arise and accrue from or under the Leases or Contracts and that are attributable to periods of time prior to the date hereof, regardless of when same are discovered or asserted. Assignee shall indemnify and hold Assignor harmless from and against any and all damages, claims, liabilities, costs (including reasonable attorney's fees), expenses and causes of action which may arise and accrue from or under the Leases or Contracts or any of them and that are attributable to periods of time on or after the date hereof, regardless of when same are discovered or asserted.

     4. FURTHER ASSURANCES. Assignor and Assignee agree to take all further actions and execute, acknowledge and deliver all further documents that are reasonably necessary or useful in carrying out the purposes hereof.

     5. SUCCESSORS AND ASSIGNS. This Assignment shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.

     IN WITNESS WHEREOF, this Assignment has been duly signed and sealed by the parties as of the date set forth above.

                                        ASSIGNOR:

                                        ----------------------------------------


                                        By:                                    ,
                                            -----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------


                                        ASSIGNEE:

                                        ----------------------------------------


                                        By:                                    ,
                                            -----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                    EXHIBIT A
                         (to Assignment and Assumption)

                              Property Description

                                    EXHIBIT B
                         (to Assignment and Assumption)

                                    EXHIBIT C

                         (to Assignment and Assumption)
                               Assigned Contracts

                                    EXHIBIT H

                       UPDATED REPRESENTATION CERTIFICATE

     The undersigned, as Seller under a Real Estate Purchase and Sale Agreement ("Purchase Agreement") dated as of _________________, 200__ between ______________________ ("Seller") and _____________________ ("Purchaser"), does hereby certify to Purchaser that the representations and warranties set forth in
Section 7.3 of the Purchase Agreement are hereby reaffirmed as of the date hereof.

     Seller's liability hereunder shall be subject to the limitations set forth in the Purchase Agreement.

     Dated as of this ____ day of ____________, 200__.

                                        SELLER

                                        [                                      ]
                                         --------------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT I

                                LIST OF CONTRACTS

None.

                                    EXHIBIT J

                             (INTENTIONALLY OMITTED)

                                    EXHIBIT K

                               LIST OF WARRANTIES

None.


                                       54